Exhibit 99.1

CUSIP No. 578784100

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G with respect to the Class A Common Stock, par value $0.000005 per share, of CoreWeave, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

BRIAN M. VENTURO By: /s/ Brian M. Venturo Name/Title: Brian M. Venturo/an Individual Dated: May 15, 2025	HEATHER SHAFI By: /s/ Heather Shafi Name/Title: Heather Shafi/an Individual Dated: May 15, 2025
2023 VENTURO FAMILY GRAT DATED JUNE 30, 2023 By: /s/ Brian M. Venturo Name/Title: Brian M. Venturo/its Trustee Dated: May 15, 2025	VENTURO FAMILY 2024 FRIENDS AND FAMILY GRAT By: /s/ Brian M. Venturo Name/Title: Brian M. Venturo/its Trustee Dated: May 15, 2025
VENTURO FAMILY GST EXEMPT TRUST DATED JUNE 30, 2023 By: /s/ Heather Shafi Name/Title: Heather Shafi/its Trustee Dated: May 15, 2025	WEST CLAY CAPITAL LLC By: /s/ Brian M. Venturo Name/Title: Brian M. Venturo/Managing Member Dated: May 15, 2025
YOLO APV TRUST By: /s/ Adrian Padkowsky Name/Title: Adrian Padkowsky/its Trustee Dated: May 15, 2025	YOLO ECV TRUST By: /s/ Adrian Padkowsky Name/Title: Adrian Padkowsky/its Trustee Dated: May 15, 2025
MOHAMMED SHAFI By: /s/ Mohammed Shafi Name/Title: Mohammed Shafi/an Individual Dated: May 15, 2025